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                                                                    Exhibit 99.1
                            JAG Media Holdings, Inc.

For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com


                  JAG Media Holdings, Inc. Announces Company's
                     Consideration of "Custody Only" Trading

Boca Raton, FL, November 26, 2002 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today that it is considering adopting "custody only" trading of its stock as a possible mechanism to protect the company's stockholders against naked short selling of the company's stock. The company believes this approach to dealing with the "naked short" issue warrants further consideration.

Under "custody only" trading a company would implement a share transfer system which requires that any transfers of the company's stock be made only by delivery of physical stock certificates. Once received by the company's transfer agent, the certificates of the selling stockholder would be cancelled and a new certificate for the same number of shares would be issued in the buyer's name. Under such a system, no certificates would be issued in the name of Depository Trust Company, CEDE & Co. or any other nominee, and thus the company believes its shares would no longer clear through the DTC system. This procedure is one way to ensure buyers that any purchase they make of the company's stock will be from bona fide stockholders and not from naked short sellers.

The company has not made any final decision regarding the implementation of "custody only" trading of its stock. However, if the company decides to implement "custody only" trading, it intends to seek the approval of its stockholders prior to taking such action.


About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at WWW.JAGNOTES.COM and WWW.THECOMPANYVOICE.COM.

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Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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